Exhibit 99.1

Phillips Edison & Company Reports Second Quarter 2019 Results

Leased portfolio occupancy increased to 94.6% from 93.2% at year-end
104 consecutive months of stockholder distributions
Annualized distribution rate totals 6.7% of the original PECO offering price of $10.00 per share

CINCINNATI, August 12, 2019 -- Phillips Edison & Company, Inc. (“PECO” or the “Company”), an internally-managed real estate investment trust (“REIT”) and one of the nation’s largest owners and operators of grocery-anchored shopping centers, reported a net loss of $42.2 million and $48.0 million for the three- and six-month periods ended June 30, 2019, respectively. Net loss for both periods was primarily driven by non-cash impairments related to property sales resulting from the Company’s planned strategy to recycle capital into higher-growth opportunities.

Second Quarter 2019 Highlights (vs. Second Quarter 2018)

•
Leased portfolio occupancy totaled 94.6%, an improvement from 93.2% at December 31, 2018, the first comparable period after the November 2018 merger with Phillips Edison Grocery Center REIT II, Inc. (“REIT II”)

•	Executed 259 leases (new, renewal, and options) totaling 1.1 million square feet

•	Comparable new lease spreads were 10.5% and comparable renewal lease spreads were 10.8%

•	Pro forma same-center net operating income (“NOI”)* increased 1.5% to $87.0 million

•	Funds from operations (“FFO”) increased 11.5% to $43.1 million

•	FFO per diluted share totaled $0.13

•	Modified funds from operations (“MFFO”) increased 30.6% to $53.5 million

•	MFFO per diluted share totaled $0.16

•	Net debt to total enterprise value (“TEV”) improved to 40.7% from 41.1% at December 31, 2018

•	Outstanding debt had a weighted-average interest rate of 3.5%, and 86.4% was fixed-rate debt

•	Subsequent to the quarter’s end, the PECO Board of Directors declared a monthly distribution for each of the next three months, maintaining the annualized rate of $0.67 per share

Six Months Ended June 30, 2019 Highlights (vs. Six Months Ended June 30, 2018)

•	Executed 529 leases (new, renewal, and options) totaling 2.1 million square feet

•	Comparable new lease spreads were 14.6% and comparable renewal lease spreads were 11.6%

•	Pro forma same-center NOI* increased 2.0% to $173.8 million

•	Realized $50.1 million in gross proceeds from the sale of six properties and one outparcel; acquired one property and one outparcel for a total cost of $49.9 million

•	FFO increased 31.7% to $104.1 million

•	FFO per diluted share totaled $0.32

•	MFFO increased 30.5% to $108.5 million

•	MFFO per diluted share totaled $0.33

* Pro forma same-center NOI includes properties acquired in PECO’s merger with REIT II in November 2018. Please see 'Pro Forma Same-Center Results' under Portfolio Results for additional disclosure.

Management Commentary
“The second quarter marked another strong period of leasing activity, during which we executed 259 leases totaling 1.1 million square feet, marking a 9.7% increase in leasing volume from last quarter,” commented Jeff Edison, Chairman and Chief Executive Officer of PECO. “This leasing velocity resulted in our overall occupancy increasing to 94.6%, improving our anchor occupancy to 98.0%, and improving our inline occupancy to 87.9%. The continued strength in tenant demand illustrates the resilience of the necessity-based nature of our well-located, grocery-anchored properties.”
“Strong leasing activity and our efficient property management platform drives our NOI growth, which supports our monthly stockholder distributions which have remained consistent at $0.67 per share, annualized. On the original PECO offering price of $10.00 per share, this represents a 6.7% distribution, and on the current estimated value per share of $11.10, this represents a 6.0% distribution.
“During the first half 2019, we continued to execute on our strategic initiatives to recycle capital through property sales, reinvest into higher quality assets, invest in our existing properties through redevelopment, and lower our leverage. For example, we disposed of six smaller, low growth centers and recycled that capital by means of tax efficient 1031 exchanges into a larger center with better growth opportunities. We continue to invest in outparcel development projects across our portfolio, and we reduced our debt by approximately $15 million.
“We have taken and will continue to take steps to improve our portfolio and strengthen our balance sheet to best position the company to drive long-term stockholder value while we patiently wait for an attractive opportunity for a full-cycle liquidity event.”

Three and Six Months Ended June 30, 2019 Financial Results
Net Loss
For the second quarter of 2019, net loss totaled $42.2 million, compared to a net loss of $14.1 million for the second quarter of 2018. Excluding impairment charges, net loss would have been $7.3 million for the second quarter of 2019 compared to $3.1 million for the second quarter of 2018 with the increased loss primarily resulting from higher depreciation and interest expense due to the merger with REIT II.
For the six months ended June 30, 2019, net loss totaled $48.0 million compared to a net loss of $15.9 million for the same period in 2018. Excluding impairment charges, net income would have been $0.6 million for the first six months of 2019 compared to a net loss of $5.0 million for the first six months of 2018.
Net loss increased primarily as a result of $25.2 million and $38.9 million of real estate non-cash impairment charges for the three- and six-month periods ended June 30, 2019. Additional non-cash impairment charges of $9.7 million were incurred from the write-down of certain intangible assets and receivables related to our investment in Phillips Edison Grocery Center REIT III, Inc. due to the recently announced suspension of its equity offering. Also contributing to the results for both periods were increased depreciation, real estate tax expenses, and interest resulting from additional properties owned due to the November 2018 merger with REIT II. Partially offsetting these increased expenses were increased earnings from additional properties owned and a reduction in the liability for the earn-out provision of the 2017 contribution agreement with Phillips Edison Limited Partnership.

FFO as Defined by the National Association of Real Estate Investment Trusts (“NAREIT”)
For the second quarter ended June 30, 2019, total FFO attributable to stockholders and convertible noncontrolling interests increased 11.5% to $43.1 million, or $0.13 per diluted share, from $38.7 million, or $0.17 per diluted share, during the second quarter of 2018.
For the six months ended June 30, 2019, total FFO attributable to stockholders and convertible noncontrolling interests increased 31.7% to $104.1 million, or $0.32 per diluted share, from $79.1 million, or $0.34 per diluted share, during the six months ended June 30, 2018.
The improvements in FFO for both periods were driven by the assets acquired from the merger with REIT II, year-over-year NOI growth, and expense management at the property level. FFO per diluted share decreased as a result of net disposition activity of wholly-owned properties, and debt to TEV decreased to 40.7% from 42.2% at June 30, 2018.

MFFO
For the second quarter of 2019, MFFO increased 30.6% to $53.5 million, or $0.16 per diluted share, compared to $40.9 million, or $0.18 per diluted share, during the same year-ago period.

For the first six months of 2019, MFFO increased 30.5% to $108.5 million, or $0.33 per diluted share, compared to $83.1 million, or $0.36 per diluted share, during the same year-ago period.
MFFO performance for both periods was driven by the decrease in leverage through net disposition activity, offset by higher earnings from the larger portfolio resulting from the merger with REIT II.

Pro Forma Same-Center Results*
For the second quarter of 2019, pro forma same-center NOI increased 1.5% to $87.0 million compared to $85.7 million during the second quarter of 2018. The improvement was driven by a $0.25 increase in average minimum rent per square foot, an increase of 2.1% from the second quarter of 2018, and lower operating expenses.
For the six months ended June 30, 2019, pro forma same-center NOI increased 2.0% to $173.8 million compared to $170.3 million during the same period in 2018. The improvement was driven by a $0.22 increase in average minimum rent per square foot, an increase of 1.9% from the second quarter of 2018, and lower operating expenses.
The adoption of ASC 842 affects the presentation of the Company’s consolidated financial statements and decreased both revenue and operating expenses for the three- and six-month periods ending June 30, 2019. The Company no longer recognizes real estate taxes paid directly by tenants to third parties as recoverable revenues, and therefore recognized no such revenue or offsetting expenses for the three- and six- month periods ending June 30, 2019. Additionally, the implementation of the new lease accounting standards requires the change in assessments of lease collectability to be presented as an adjustment to rental income rather than as an increase to expenses. The impact to NOI for both changes is neutral.
*For purposes of evaluating same-center NOI on a comparative basis, and in light of the merger with REIT II, the Company is presenting pro forma same-center NOI, which is same-center NOI on a pro forma basis as if the merger had occurred on January 1, 2018. As such, contributing to pro forma same-center NOI were 291 properties that were owned and operational for the entire portion of both comparable reporting periods.

Three and Six Months Ended June 30, 2019 Portfolio Overview
Portfolio Statistics
At quarter-end, PECO’s portfolio consisted of 298 properties, totaling approximately 33.5 million square feet located in 32 states. This compares to 235 properties, totaling approximately 26.3 million square feet located in 32 states as of June 30, 2018, which was prior to the merger with REIT II.
Leased portfolio occupancy totaled 94.6%, which compared to 93.2% at December 31, 2018 (the first comparable period after the merger with REIT II). Anchor occupancy increased to 98.0% compared to 97.4% at year-end, and in-line occupancy increased to 87.9% from 84.9% at year-end due to strong leasing activity.

Leasing Activity
During the second quarter 2019, 259 leases (new, renewal and options) were executed totaling approximately 1.1 million square feet. This compared to 178 leases executed totaling approximately 0.8 million square feet during the second quarter of 2018.
Comparable rent spreads during the quarter, which compares the percentage increase (or decrease) of new or renewal leases to the expiring lease of a unit that was occupied within the past 12 months, were 10.5% for new leases, 10.8% for renewal leases (excluding options), and 10.8% combined (new and renewal leases).
During the first six months of 2019, there were 529 leases (new, renewal and options) executed totaling approximately 2.1 million square feet. This compared to 369 leases executed totaling approximately 1.6 million square feet during the same year-ago period.
Comparable rent spreads during the first six months of 2019 were 14.6% for new leases, 11.6% for renewal leases (excluding options), and 12.3% combined (new and renewal leases).

Acquisition & Disposition Activity
During the quarter, the Company acquired one property and one outparcel for a total cost of $49.9 million and sold three properties, generating $13.4 million in gross proceeds.
During the six months ended June 30, 2019, the Company acquired one property and one outparcel for a total cost of $49.9 million and sold six properties and one outparcel, generating $50.1 million in gross proceeds.

Sale proceeds are expected to be used to fund tax-efficient acquisitions with potential growth, fund redevelopment opportunities in owned centers, and delever the balance sheet.

Investment Management Business
During the three and six months ended June 30, 2019, the Company generated $3.1 million and $6.3 million of fee income, respectively, for asset management and property management services rendered to third parties. Fee income declined from 2018 due to the decrease in third-party assets under management resulting from the acquisition of REIT II.
Looking forward, the Company is committed to expanding its investment management business, which has the potential to generate income and cash flow without requiring additional capital or increasing leverage.
At quarter-end, the Company had approximately $725 million of third-party assets under management. Those assets included properties owned by Phillips Edison Grocery Center REIT III, Inc. (PECO’s co-sponsored non-traded REIT), Grocery Retail Partners I and Grocery Retail Partners II (joint ventures with The Northwestern Mutual Life Insurance Company), Necessity Retail Partners (a joint venture with TPG Real Estate), and a private fund.

Balance Sheet Highlights at June 30, 2019
At quarter-end, the Company had $491.4 million of borrowing capacity available on its $500 million revolving credit facility, with no outstanding balance.
Net debt to TEV was 40.7% at June 30, 2019, compared to 41.1% at December 31, 2018.
At June 30, 2019, the Company's outstanding debt had a weighted-average interest rate of 3.5%, a weighted-average maturity of 4.7 years, and 86.4% of its total debt was fixed-rate debt. This compared to a weighted-average interest rate of 3.5%, a weighted-average maturity of 4.9 years, and 90.1% fixed-rate debt at December 31, 2018.

Distributions
For the second quarter ended June 30, 2019, gross distributions of $54.8 million were paid to common stockholders and operating partnership (“OP unit”) holders, including $17.2 million reinvested through the distribution reinvestment plan (“DRIP”), for net cash distributions of $37.6 million.
During the quarter, FFO totaled 78.7% of total distributions, compared to 100.5% in Q2 2018.
For the first six months of 2019, gross distributions of $109.6 million were paid to common stockholders and OP unit holders, including $35.0 million reinvested through the DRIP, for net cash distributions of $74.6 million.
During the first six months of 2019, FFO totaled 95.0% of total distributions, compared to 102.9% during the first six months of 2018.
Since the beginning of the second quarter, the Company made its April, May, June, and July 2019 distributions of $0.05583344 per share ($0.67 annualized) and will make its August 2019 distribution, payable on September 3, 2019, at the same rate to stockholders of record at the close of business on August 15, 2019.
Subsequent to quarter-end, the Company's board of directors authorized distributions for September 2019, October 2019, and November 2019 in the same amount ($0.05583344 per share; $0.67 annualized) to stockholders of record at the close of business on September 16, 2019, October 15, 2019, and November 15, 2019, respectively. OP unit holders will receive distributions at the same rate, subject to required tax withholding.

Executive Changes
As previously disclosed, Chief Financial Officer Devin Murphy has been promoted to the role of President, effective August 15, 2019. In conjunction with Mr. Murphy becoming President, John Caulfield, currently Senior Vice President – Finance, will assume the role of Chief Financial Officer and Treasurer, effective the same date.
In his role as President, Murphy will be responsible for PECO’s growth initiatives, which include expanding the investment management business and raising additional equity. Additionally, he will oversee PECO’s current joint ventures with leading institutional investors, TPG Real Estate and The Northwestern Mutual Life Insurance Company.
Having worked for Murphy since joining PECO in 2014, Mr. Caulfield is intimately familiar with the Company’s financial operations and reporting processes as well as its properties and capital markets initiatives. This knowledge will ensure a successful transition of responsibilities.

Board of Directors
On August 7, 2019, the PECO Board of Directors appointed Elizabeth Fischer and Jane Silfen as board members, effective November 1, 2019. With Ms. Fischer and Ms. Silfen’s appointment, the board will increase to nine total members with eight serving independently.
Fischer brings a breadth of finance experience to the board, having spent over 20 years at Goldman Sachs & Co., where she most recently led the Bank Debt Portfolio Group until her retirement in May 2019. Fischer served as co-head of the Goldman Sachs firmwide Women’s Network for four years and served as a member of the firm’s Specialty Lending Capital Committee as well as the Managing Director selection process. She joined Goldman Sachs in 1998 and was named Managing Director in 2010. Prior to joining the firm, she worked at CIBC in Leveraged Finance, Syndications and Risk Management as well as KPMG.
Fischer earned a Bachelor of Arts from Colgate University and a Master of Business Administration from New York University.
Silfen brings a wealth of diversified investment experience and sustainability acumen to the board, which includes founding Mayfair Advisors LLC, which advises clients on sustainability and clean technology investment opportunities. Since 2015, she has also served as a Vice President at Mayfair Management Co., Inc., a New York City-based family office, where she is responsible for overseeing and making public and private investments. Previously, Silfen was a Vice President at Encourage Capital, a clean energy investment firm, and prior to that, was in investment banking at Goldman, Sachs & Co.
Silfen earned a Bachelor of Arts from the University of Pennsylvania and a Master in Public Policy and a Master of Business Administration from Harvard University.

Share Repurchase Program (“SRP”)
During the second quarter of 2019, approximately 541,000 shares of common stock, totaling $6.0 million, were repurchased under the SRP.
The Company fulfilled all repurchases sought upon a stockholder’s death, qualifying disability, or determination of incompetence in accordance with the terms of the SRP. Cash available for standard repurchases during the second quarter under the SRP, of which the Company may use all or any portion, was generally limited to the proceeds from the DRIP during the preceding four quarters, less amounts already used for repurchases during the same time period. As such, the Company did not process standard repurchases during the quarter.
Subsequent to the quarter end, in July 2019, approximately 1.2 million shares of common stock were repurchased at $11.10 per share under the SRP. Standard repurchase requests surpassed the funding made available under the SRP resulting in the Company processing standard requests on a pro rata basis.

Stockholder Update Call
Chairman and Chief Executive Officer Jeff Edison, Chief Financial Officer Devin Murphy, and Executive Vice President Mark Addy will host a live presentation on Tuesday, August 13, 2019, at 11:00 a.m. Eastern Time addressing the Company’s results. Following management’s prepared remarks, there will be a question and answer session.

Date: Tuesday, August 13, 2019
Time: 11:00 a.m. Eastern Time
Webcast link: https://services.choruscall.com/links/peco190813.html
U.S. listen-only: (888) 346-2646
International listen-only: (412) 317-5249
Submit Questions: InvestorRelations@phillipsedison.com
Replay: A webcast replay will be available approximately one hour after the conclusion of the presentation at http://investors.phillipsedison.com/event-calendar.
Investors are able to submit questions in advance of the presentation by emailing them to InvestorRelations@phillipsedison.com. Additionally, questions may be submitted via the webcast interface during the live presentation.
Interested parties will be able to access the presentation online or by telephone. If dialing in, please call the conference telephone number five minutes prior to the start time and an operator will register your name and organization. Participants should ask to join the Phillips Edison & Company call.
For more information on the Company’s quarterly results, please refer to the Company’s Form 10-Q for the quarter ended June 30, 2019, which will be filed with the SEC and available on the SEC’s website at www.sec.gov.

PHILLIPS EDISON & COMPANY, INC.
CONSOLIDATED BALANCE SHEETS
AS OF JUNE 30, 2019 AND DECEMBER 31, 2018
(Unaudited)
(In thousands, except per share amounts)

	June 30, 2019	December 31, 2018
ASSETS
Investment in real estate:
Land and improvements	$1,595,005	$1,598,063
Building and improvements	3,241,923	3,250,420
In-place lease assets	460,994	464,721
Above-market lease assets	66,740	67,140
Total investment in real estate assets	5,364,662	5,380,344
Accumulated depreciation and amortization	(667,037)	(565,507)
Net investment in real estate assets	4,697,625	4,814,837
Investment in unconsolidated joint ventures	42,418	45,651
Total investment in real estate assets, net	4,740,043	4,860,488
Cash and cash equivalents	17,772	16,791
Restricted cash	34,784	67,513
Accounts receivable – affiliates	3,409	5,125
Corporate intangible asset, net	4,401	14,054
Goodwill	29,066	29,066
Other assets, net	131,101	153,076
Real estate investment and other assets held for sale	15,877	17,364
Total assets	$4,976,453	$5,163,477

LIABILITIES AND EQUITY
Liabilities:
Debt obligations, net	$2,423,405	$2,438,826
Below-market lease liabilities, net	125,041	131,559
Earn-out liability	32,000	39,500
Deferred income	14,899	14,025
Accounts payable and other liabilities	138,780	126,074
Liabilities of real estate investment held for sale	302	596
Total liabilities	2,734,427	2,750,580
Commitments and contingencies	—	—
Equity:
Preferred stock, $0.01 par value per share, 10,000 shares authorized, zero shares issued
and outstanding at June 30, 2019 and December 31, 2018, respectively	—	—
Common stock, $0.01 par value per share, 1,000,000 shares authorized, 283,770 and 279,803
shares issued and outstanding at June 30, 2019 and December 31, 2018, respectively	2,838	2,798
Additional paid-in capital	2,718,871	2,674,871
Accumulated other comprehensive (loss) income (“AOCI”)	(20,538)	12,362
Accumulated deficit	(830,358)	(692,045)
Total stockholders’ equity	1,870,813	1,997,986
Noncontrolling interests	371,213	414,911
Total equity	2,242,026	2,412,897
Total liabilities and equity	$4,976,453	$5,163,477

PHILLIPS EDISON & COMPANY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS) INCOME
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2019 AND 2018
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Revenues:
Rental income	$129,030	$94,410	$257,890	$188,296
Fees and management income	3,051	9,137	6,312	17,849
Other property income	500	626	1,148	1,227
Total revenues	132,581	104,173	265,350	207,372
Expenses:
Property operating	20,933	16,901	43,799	35,016
Real estate taxes	17,930	13,326	35,278	26,473
General and administrative	13,540	13,450	26,750	23,911
Depreciation and amortization	59,554	46,385	120,543	92,812
Impairment of real estate assets	25,199	10,939	38,916	10,939
Total expenses	137,156	101,001	265,286	189,151
Other:
Interest expense, net	(25,758)	(17,051)	(50,842)	(33,830)
(Loss) gain on disposal of property, net	(1,266)	985	5,855	985
Other impairment charges	(9,661)	—	(9,661)	—
Other (expense) income, net	(912)	(1,182)	6,624	(1,289)
Net loss	(42,172)	(14,076)	(47,960)	(15,913)
Net loss attributable to noncontrolling interests	5,602	2,725	6,195	2,962
Net loss attributable to stockholders	$(36,570)	$(11,351)	$(41,765)	$(12,951)
Earnings per common share:
Net loss per share attributable to stockholders - basic and diluted	$(0.13)	$(0.06)	$(0.15)	$(0.07)

Comprehensive (loss) income:
Net loss	$(42,172)	$(14,076)	$(47,960)	$(15,913)
Other comprehensive (loss) income:
Change in unrealized value on interest rate swaps	(23,645)	4,855	(38,006)	18,343
Comprehensive (loss) income	(65,817)	(9,221)	(85,966)	2,430
Net loss attributable to noncontrolling interests	5,602	2,725	6,195	2,962
Comprehensive loss (income) attributable to noncontrolling interests	3,168	1,782	5,106	(584)
Comprehensive (loss) income attributable to stockholders	$(57,047)	$(4,714)	$(74,665)	$4,808

Non-GAAP Disclosures
Pro Forma Same-Center Net Operating Income
Same-center NOI represents the NOI for the properties that were owned and operational for the entire portion of both comparable reporting periods. For purposes of evaluating same-center NOI on a comparative basis, we are presenting pro forma same-center NOI, which is same-center NOI on a pro forma basis as if the merger between Phillips Edison & Company and Phillips Edison Grocery Center REIT II, Inc. had occurred on January 1, 2018. This perspective allows us to evaluate same-center NOI growth over a comparable period. As of June 30, 2019, we had 291 same-center properties, including 85 same-center properties acquired in the Merger. Pro forma same-center NOI is not necessarily indicative of what actual same-center NOI growth would have been if the Merger had occurred on January 1, 2018, nor does it purport to represent same-center NOI growth for future periods.
Pro forma same-center NOI highlights operating trends such as occupancy rates, rental rates, and operating costs on properties that were operational for both comparable periods. Other REITs may use different methodologies for calculating same-center NOI, and accordingly, our pro forma same-center NOI may not be comparable to other REITs.
Pro forma same-center NOI should not be viewed as an alternative measure of our financial performance since it does not reflect the operations of our entire portfolio, nor does it reflect the impact of general and administrative expenses, acquisition expenses, depreciation and amortization, interest expense, other income, or the level of capital expenditures and leasing costs necessary to maintain the operating performance of our properties that could materially impact our results from operations.
Funds from Operations and Modified Funds from Operations
FFO is a non-GAAP performance financial measure that is widely recognized as a measure of REIT operating performance. The National Association of Real Estate Investment Trusts (“NAREIT”) defines FFO as net income (loss) attributable to common stockholders computed in accordance with GAAP, excluding gains (or losses) from sales of property and gains (or losses) from change in control, plus depreciation and amortization, and after adjustments for impairment losses on real estate and impairments of in-substance real estate investments in investees that are driven by measurable decreases in the fair value of the depreciable real estate held by the unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis. We calculate FFO Attributable to Stockholders and Convertible Noncontrolling Interests in a manner consistent with the NAREIT definition, with an additional adjustment made for noncontrolling interests that are not convertible into common stock.
MFFO is an additional performance financial measure used by us as FFO includes certain non-comparable items that affect our performance over time. We believe that MFFO is helpful in assisting management and investors with the assessment of the sustainability of operating performance in future periods. We believe it is more reflective of our core operating performance and provides an additional measure to compare our performance across reporting periods on a consistent basis by excluding items that may cause short-term fluctuations in net income (loss) but have no impact on cash flows.
FFO, FFO Attributable to Stockholders and Convertible Noncontrolling Interests, and MFFO should not be considered alternatives to net income (loss) or income (loss) from continuing operations under GAAP, as an indication of our liquidity, nor as an indication of funds available to cover our cash needs, including our ability to fund distributions. MFFO may not be a useful measure of the impact of long-term operating performance on value if we do not continue to operate our business plan in the manner currently contemplated.
Accordingly, FFO, FFO Attributable to Stockholders and Convertible Noncontrolling Interests, and MFFO should be reviewed in connection with other GAAP measurements, and should not be viewed as more prominent measures of performance than net income (loss) or cash flows from operations prepared in accordance with GAAP. Our FFO, FFO Attributable to Stockholders and Convertible Noncontrolling Interests, and MFFO, as presented, may not be comparable to amounts calculated by other REITs.

The table below compares pro forma same-center NOI (in thousands):

	Three Months Ended		Favorable		Six Months Ended		Favorable
	June 30,		(Unfavorable)		June 30,		(Unfavorable)
	2019	2018(1)	$ Change	% Change	2019	2018(1)	$ Change	% Change
Revenues:
Rental income(2)	$92,448	$92,072	$376		$184,159	$182,928	$1,231
Tenant recovery income	28,452	29,908	(1,456)		58,346	61,541	(3,195)
Other property income	458	508	(50)		1,079	1,195	(116)
Total revenues	121,358	122,488	(1,130)	(0.9)%	243,584	245,664	(2,080)	(0.8)%
Operating expenses:
Property operating expenses	16,859	18,211	1,352		35,575	38,466	2,891
Real estate taxes	17,488	18,585	1,097		34,209	36,871	2,662
Total operating expenses	34,347	36,796	2,449	6.7%	69,784	75,337	5,553	7.4%
Total pro forma same-center NOI	$87,011	$85,692	$1,319	1.5%	$173,800	$170,327	$3,473	2.0%

(1)
Adjusted for the same-center operating results of the Merger prior to the transaction for these periods. For additional information and details about the operating results of the Merger included herein, refer to the REIT II same-center NOI table below.

(2)
Excludes straight-line rental income, net amortization of above- and below-market leases, and lease buyout income. In accordance with ASC 842, revenue amounts deemed uncollectible are included in rental income for 2019 and property operating expense in 2018.

Below is a reconciliation of Net Loss to NOI for our real estate investments and pro forma same-center NOI (in thousands):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Net loss	$(42,172)	$(14,076)	$(47,960)	$(15,913)
Adjusted to exclude:
Fees and management income	(3,051)	(9,137)	(6,312)	(17,849)
Straight-line rental income	(2,819)	(1,409)	(4,532)	(2,489)
Net amortization of above- and below-market leases	(1,091)	(983)	(2,224)	(1,990)
Lease buyout income	(223)	(43)	(456)	(66)
General and administrative expenses	13,540	13,450	26,750	23,911
Depreciation and amortization	59,554	46,385	120,543	92,812
Impairment of real estate assets	25,199	10,939	38,916	10,939
Interest expense, net	25,758	17,051	50,842	33,830
Loss (gain) on disposal of property, net	1,266	(985)	(5,855)	(985)
Other impairment charges	9,661	—	9,661	—
Other	912	1,087	(6,624)	1,100
Property management expense allocations to third-party assets under management	3,462	4,001	6,725	7,791
NOI for real estate investments	89,996	66,280	179,474	131,091
Less: NOI from centers excluded from same-center	(2,985)	(8,783)	(5,674)	(17,290)
NOI from same-center properties acquired in the Merger, prior to acquisition	—	28,195	—	56,526
Total pro forma same-center NOI	$87,011	$85,692	$173,800	$170,327

NOI from the REIT II properties acquired in the Merger, prior to acquisition, was obtained from the accounting records of REIT II without adjustment. The accounting records were subject to internal review by us. The table below provides same-center NOI detail for the non-ownership period of REIT II (in thousands):

	Three Months Ended	Six Months Ended
	June 30, 2018	June 30, 2018
Revenues:
Rental income(1)	$30,731	$61,304
Tenant recovery income	10,946	22,821
Other property income	172	443
Total revenues	41,849	84,568
Operating expenses:
Property operating expenses	6,823	14,275
Real estate taxes	6,831	13,767
Total operating expenses	13,654	28,042
Total Same-Center NOI	$28,195	$56,526

(1)	Excludes straight-line rental income, net amortization of above- and below-market leases, and lease buyout income.

The following table presents our calculation of FFO, FFO Attributable to Stockholders and Convertible Noncontrolling Interests, and MFFO and provides additional information related to our operations (in thousands, except per share amounts):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Calculation of FFO Attributable to Stockholders and Convertible Noncontrolling Interests
Net loss	$(42,172)	$(14,076)	$(47,960)	$(15,913)
Adjustments:
Depreciation and amortization of real estate assets	57,828	42,841	117,170	85,140
Impairment of real estate assets	25,199	10,939	38,916	10,939
Loss (gain) on disposal of property, net	1,266	(985)	(5,855)	(985)
Adjustments related to unconsolidated joint ventures	1,051	—	2,106	—
FFO attributable to the Company	43,172	38,719	104,377	79,181
Adjustments attributable to noncontrolling interests not convertible into common stock	(41)	(31)	(231)	(128)
FFO attributable to stockholders and convertible noncontrolling interests	$43,131	$38,688	$104,146	$79,053
Calculation of MFFO
FFO attributable to stockholders and convertible noncontrolling interests	$43,131	$38,688	$104,146	$79,053
Adjustments:
Net amortization of above- and below-market leases	(1,091)	(982)	(2,224)	(1,990)
Depreciation and amortization of corporate assets	1,726	3,544	3,373	7,672
Straight-line rent	(2,743)	(1,414)	(4,456)	(2,471)
Amortization of market debt adjustment	2,255	(465)	4,482	(737)
Change in fair value of earn-out liability	—	1,500	(7,500)	1,500
Other impairment charges	9,661	—	9,661	—
Adjustments related to unconsolidated joint ventures	353	—	697	—
Other	188	74	276	104
MFFO	$53,480	$40,945	$108,455	$83,131

FFO Attributable to Stockholders and Convertible Noncontrolling Interests/MFFO per share
Weighted-average common shares outstanding - diluted(1)	326,607	228,909	326,124	229,628
FFO attributable to stockholders and convertible noncontrolling interests per share - diluted(1)	$0.13	$0.17	$0.32	$0.34
MFFO per share - diluted (1)	$0.16	$0.18	$0.33	$0.36

(1)
Restricted stock awards were dilutive to FFO Attributable to Stockholders and Convertible Noncontrolling Interests and MFFO for the three and six months ended June 30, 2019 and 2018, and, accordingly, their impact was included in the weighted-average common shares used to calculate diluted FFO Attributable to Stockholders and Convertible Noncontrolling Interests and MFFO per share.

Net Debt to Total Enterprise Value
The following table presents our calculation of net debt to total enterprise value, inclusive of our prorated portion of net debt owned through our joint ventures, as of June 30, 2019 and December 31, 2018 (dollars in thousands):

	June 30, 2019	December 31, 2018
Net debt:
Total debt, excluding below-market adjustments and deferred financing expenses	$2,504,389	$2,522,432
Less: Cash and cash equivalents	18,492	18,186
Total net debt	$2,485,897	$2,504,246
Enterprise value:
Total net debt	$2,485,897	$2,504,246
Total equity value(1)	3,627,314	3,583,029
Total enterprise value	$6,113,211	$6,087,275

Net debt to total enterprise value	40.7%	41.1%

(1)
Total equity value is calculated as the product of the number of diluted shares outstanding and the estimated net asset value per share at the end of the period. There were 326.8 million and 324.6 million diluted shares outstanding as of June 30, 2019 and December 31, 2018, respectively.

About Phillips Edison & Company
Phillips Edison & Company, Inc. (“PECO”), an internally-managed REIT, is one of the nation’s largest owners and operators of grocery-anchored shopping centers. PECO’s diversified portfolio of well-occupied neighborhood shopping centers features a mix of national and regional retailers selling necessity-based goods and services in fundamentally strong markets throughout the United States. Through its vertically-integrated operating platform, the Company manages a portfolio of 336 properties, including 298 wholly-owned properties comprising approximately 33.5 million square feet across 32 states (as of June 30, 2019). PECO has generated strong operating results over its 27+ year history and has partnered with leading institutional commercial real estate investors including TPG Real Estate and The Northwestern Mutual Life Insurance Company. The Company remains exclusively focused on creating great grocery-anchored shopping experiences and improving the communities it serves one center at a time. For more information, please visit www.phillipsedison.com.

Forward-Looking Statements
Certain statements contained in this press release of Phillips Edison & Company, Inc. (“we,” the “Company,” “our,” or “us”) other than historical facts may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We intend for all such forward-looking statements to be covered by the applicable safe harbor provisions for forward-looking statements contained in those acts. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” “seek,” “objective,” “goal,” “strategy,” “plan,” “should,” “could,” or other similar words. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date this report is filed with the U.S. Securities and Exchange Commission (“SEC”). Such statements include, in particular, statements about our plans, strategies, and prospects, and are subject to certain risks and uncertainties, including known and unknown risks, which could cause actual results to differ materially from those projected or anticipated. These risks include, without limitation, (i) changes in national, regional, or local economic climates; (ii) local market conditions, including an oversupply of space in, or a reduction in demand for, properties similar to those in our portfolio; (iii) vacancies, changes in market rental rates, and the need to periodically repair, renovate, and re-let space; (iv) changes in interest rates and the availability of permanent mortgage financing; (v) competition from other available properties and the attractiveness of properties in our portfolio to our tenants; (vi) the financial stability of tenants, including the ability of tenants to pay rent; (vii) changes in tax, real estate, environmental, and zoning laws; (viii) the concentration of our portfolio in a limited number of industries, geographies, or investments; and (ix) any of the other risks included in the Company’s SEC filings. Therefore, such statements are not intended to be a guarantee of our performance in future periods.
See Part I, Item 1A. Risk Factors of our 2018 Annual Report on Form 10-K, filed with the SEC on March 13, 2019, and Part II, Item 1A. Risk Factors of our Quarterly Report on Form 10-Q, filed with the SEC on August 12, 2019 for a discussion of some of the risks and uncertainties, although not all of the risks and uncertainties, that could cause actual results to differ materially from those presented in our forward-looking statements. Except as required by law, we do not undertake any obligation to update or revise any forward-looking statements contained in this release.

Investors:
Phillips Edison & Company, Inc.
Michael Koehler, Director of Investor Relations
(513) 338-2743
InvestorRelations@phillipsedison.com
Source: Phillips Edison & Company, Inc.
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